BEAUMONT FINANCIAL PARTNERS, LLC

CODE OF ETHICS

January 2015

I. Standard of Conduct

In recognition of the tremendous trust and confidence placed in our firm by our clients, Beaumont Financial Partners, LLC (BFP) has updated its Code of Ethics to better educate and guide its partners, associates and employees (BFP Personnel) in fulfilling its fiduciary responsibility to the firm’s clients. All components and rules set forth in the following Code of Ethics are effective immediately and replace the prior version of Beaumont’s Code of Ethics.

BFP Personnel must read and adhere to Beaumont’s Code of Ethics, and are required to certify their comprehension in writing on an annual basis. In addition to the Code, all BFP Personnel must also comply with state and federal securities laws (including the Insider Trading Laws). Anyone who gives financial advice to clients must comply and remain current with all applicable regulatory licenses, exams and continuing education requirements. Any questions regarding licensing or registration should be directed to Michael Snyder or Ted Hurley (BFP Compliance).

II. Protection of Client Information

BFP Personnel is expected to adhere to the firm’s Client Privacy Policy, Written Information Security Program and Red Flag Identity Theft Program. It is essential that each client’s personal information is protected and only shared when necessary for business purposes (opening new accounts/applications, etc.). Clients trust BFP with their information, both personal and financial, and it is BFP’s responsibility to ensure all efforts are made to keep that information from being compromised.

III. Material Non-public Information

Everyone at BFP is to protect the integrity of client investment holdings and transactions and treat them in accordance with the guidelines set forth in BFP’s Insider Trading rules. Furthermore, BFP Personnel should not use material, non-public information in a manner that would violate any insider trading, or other, laws.

IV. Outside Business Activity

BFP Personnel is prohibited from engaging in outside business activity that would result in an actual, or perceived, conflict of interest. Employees are not permitted to work for, with, or engage in business in another company that conducts business in the financial services industry or a related company (such as insurance, etc.). Outside activity is permitted in areas where there is not a conflict of interest, on a volunteer basis, or similar. Any outside business activity should be discussed with compliance, a partner, or both prior to participation. Exceptions may be made (i.e. becoming a Board Member, etc.) with prior permission from compliance, a partner, or both, as deemed necessary.

Background Information

Trading securities while in possession of material, non-public information, or improperly communicating that information to others may expose supervised persons and Beaumont Financial Partners to stringent penalties. Criminal sanctions may include a severe fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring individuals from the securities industry. Finally, supervised persons and Beaumont

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Financial Partners may be sued by other parties, including investors, seeking to recover damages for insider trading violations.

Beaumont’s Prohibition of Insider Trading

The rules contained in this document apply to securities trading and any information known by BFP Personnel (and their immediate family members).

The insider trading laws are unsettled and are continuously being modified. An individual legitimately may be uncertain about the application of the rules contained in the Code of Ethics. Often, a single question or conversation with BFP Compliance or a Managing Partner can avoid disciplinary action or complex legal problems. You must notify Michael Snyder or Ted Hurley immediately if you have or know about any insider information or have any reason to believe that a violation of this Code has occurred, is about to, or has the potential to occur.

General Policy

BFP Personnel may not trade, either personally or on behalf of others (clients, personal, family, private accounts, etc., particularly those managed by Beaumont Financial Partners), while in the possession of material, non-public information. In addition, non-public information should not be communicated to others as this would be a regulatory violation. The only exception would be alerting Compliance about the information in question.

1. What is Material Information?

Information is material where there is likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information that, once disclosed, would likely have a substantial effect on the price of a company’s securities. There are no simple tests to determine when information is material. Assessing the materiality of information involves a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Michael Snyder or Ted Hurley.

Material information often relates to a company’s results and operations, or extraordinary management developments. The following could all be considered insider information if uncovered before it is released to the public:

·	dividend changes,	·	management changes (i.e. – CFO,
·	earnings results,		etc.)
·	changes in previously released	·	major litigation,
	earnings estimates,	·	liquidation problems, and
·	significant merger or acquisition	·	other items.
proposals or agreements,

Material information may also relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from The Wall Street Journal’s “Heard on the Street” column.

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You should also be aware of the SEC’s position that the term “material non-public information” relates not only to issuers, but also to Beaumont Financial Partners' securities recommendations, client holdings and transactions.

2. What is Non-public Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information can be deemed public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape”, The Wall Street Journal, official company press release or online posting, or some other publication of general circulation, and has had sufficient time to have been disseminated widely.

3. Identifying Inside Information

Before submitting any trades for yourself or any accounts managed by Beaumont Financial Partners (“Client Accounts”), you must determine whether you are acting on material, non-public information. If you think that you might be acting on material, non-public information, you should take the following steps:

  Report the information and proposed trade immediately to BFP Compliance.
  Do not purchase or sell the securities on behalf of yourself or others (including investment funds or in private or personal accounts managed by the firm).
  Do not communicate the information inside or outside the firm, other than to Michael Snyder and/or Ted Hurley.
  After the appropriate individual has reviewed the issue, a determination will be made whether or not the information is material and non-public and, if so, what action the firm will take.
  If neither Ted Hurley nor Michael Snyder are in the office and an employee or partner needs guidance on handling with a potential insider trading situation, the person should seek guidance from one of BFP’s Managing Partners.

You should consult with BFP Compliance or a Beaumont Managing Partner before taking any action. This degree of caution will protect BFP’s clients, the firm and you.

4. Contact with Public Companies

Contact with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, BFP personnel become aware of material, non-public information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Beaumont Financial Partners must make a judgment to determine how it will proceed. To protect yourself, your clients and the firm, you should contact BFP Compliance immediately if you believe that you may have received material, non-public information.

5. Tender Offers

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Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, non-public information regarding a tender offer received from the tender offer or, the target company or anyone acting on behalf of either. BFP personnel should exercise extreme caution any time they become aware of non-public information relating to a tender offer.

6. Restricted/Watch Lists

BFP Compliance may place certain securities on a “restricted list.” Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling any securities on the restricted list. Michael Snyder or Ted Hurley shall take steps to immediately inform all persons of the securities listed on the restricted list.

BFP Compliance may place certain securities on a “watch list.” Securities issued by companies about which a limited number of persons possess material, non-public information should generally be placed on the watch list. The list will be disclosed only to BFP Compliance and a limited number of other persons who are deemed necessary recipients of the list because of their roles related to compliance.

V. Personal Securities Trading

The firm employs the general principle that all personal securities transactions avoid actual, or the appearance of, conflict of interest. BFP personnel is required to avoid actions or activities that allow a person to profit from one’s position in the firm or otherwise bring into question the person’s integrity or judgment.

BFP prohibits all partners, associates and employees from commingling clients’ funds and “front-running.” Front-running is the act of trying to profit by buying or selling securities in one’s personal account(s) before doing so in clients’ accounts.

Whenever possible, BFP employees must buy or sell securities, which they are recommending for clients, in block orders with client transactions. In these instances, all accounts participating in the block trade will receive the same, aggregate price for the security being bought or sold. This is to help ensure BFP personnel are getting the same price and commission schedule as BFP clients.

If a block order is not available when a BFP employee is looking to buy or sell a security that BFP’s clients also own, that person is responsible for performing the appropriate research and due diligence to ensure that the transaction will not give the appearance of front-running. BFP’s partners, associates and employees must obtain pre-clearance approval from compliance for certain securities transactions. Please see the attached glossary for an explanation of terms.

BFP’s partners, associates and employees are prohibited from short-selling a security that BFP’s Investment Committee is buying or holding for clients.

Rule 204A-1 considers an access person as “a supervised person who has access to non-public information regarding clients’ purchase or sales of securities, is involved in making securities

January 2015

recommendations to clients or those who have access to such recommendations that are, or may be, non-public.” All BFP employees are treated as being an access person.

Personal trading is allowed in employee accounts and is considered a privilege. BFP personnel, and affiliated personnel, are expected to adhere to all BFP policies and procedures, as well as regulatory guidelines, with regards to personal trading. Trade requests should be reasonable, not excessive, and should not interfere with completing ones work. Best efforts will be made to approve employee trades in a timely manner however they are not likely to be given priority.

VI. Initial and Annual Holding Reports/Quarterly Transaction Reviews

All employees must provide BFP Compliance with an initial, current, complete report of their personal securities holdings within 15 days of their starting employment. BFP Compliance may also collect holding reports / statements for employee account at the end of each calendar year.

Additionally, each employee is required to provide a copy of all personal securities transactions to Michael Snyder at the end of each quarter. The transactions are due no later than 30 days after the close of each quarter. These statements will enable Compliance to conduct quarterly trade reviews to ensure proper approval is being received, when necessary, prior to trades being executed. This also allows Compliance to verify whether or not trades were done unlawfully, in a manner inconsistent with company policy or give the impression they were done in such a manner.

For personal accounts that are maintained by a BFP custodian (and are on BFP’s electronic download), the employee would not have to provide copies of their statements to BFP since the data could be obtained electronically. The same is also true for employee personal accounts that are held by other custodians where BFP’s Compliance Department has been added as an interested party for all brokerage statements.

BFP associates should use the following guidance for accounts statements that need to be reported quarterly to BFP Compliance:

“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage) living in the employee’s household, and may include any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

The following five securities holdings are not required to be reported to Compliance and do not need preapproval prior to trading:

  Transactions/holdings in direct obligations of the U.S. Government.
  Shares of money market funds.
  Money market instruments – commercial paper, bank certificates of deposit, bankers’ acceptance and other high quality short-term debt instruments.
  Transactions/holdings in mutual funds, unless the adviser or a control affiliate acts as the investment adviser.
  Transactions in units of a unit investment trust if the trust is invested exclusively in unaffiliated mutual funds.

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VI. Initial Public Offerings and Private Placements

BFP personnel, or affiliate personnel, shall not participate in any initial public offering (IPO) of a common stock. Access persons are to allocate common stock IPOs that are made available by BFP’s custodians only to eligible clients in the manner disclosed in Form ADV Part II. This should only be done if they deem the IPO to be a good investment opportunity as well as a suitable investment for the client.

Before any member of BFP invests in a private placement, they must obtain written approval from either BFP Compliance or a Managing Partner. Neither a Managing Partner nor Compliance can approve their own private placement investment.

VII. Marketing Communication and Advertisements

All correspondence (especially marketing and advertising material) provided to clients, prospects or other advisors must be appropriate for the recipient and not be misleading. It is important to provide complete and accurate information, as well as full disclosure of inherent risks, to allow the client to make a sound decision of how they would like to invest. The material provided should only account for a portion of the information that is used in making an investment decision, along with risk tolerance, time horizon and their overall financial situation. This does not take away from the importance, or the requirement, that any information provided by Beaumont be fair and balanced.

General correspondence, including emails and mailings, are periodically reviewed and spot checked by Compliance. All marketing and advertising material must be reviewed and approved by Compliance before it is made available for distribution.

VIII. Reporting Violations

All alleged violations of the Code are to be reported promptly to BFP Compliance. In the event that Compliance is unavailable the alleged violation should be reported to one of the Managing Partners. BFP Compliance will investigate and document all reported alleged violations and will keep the Managing Partners apprised of the investigations. Anonymous reporting of alleged violations is also allowed.

In the event that an employee inadvertently violates the code, he/she shall promptly self report the violation to Michael Snyder or Ted Hurley. Violations may also be reported to any of the Managing Partners in their absence.

IX. Employee Education and Acknowledgement

BFP personnel are provided a copy of the Code of Ethics upon hire and at least annually. BFP Compliance will provide any amendments or edits made during the year.

Annually, BFP personnel will acknowledge, in writing, that they have received, read, understand and will abide by the Code.

If at anytime a BFP associate has a compliance question or concern, they should immediately set up a meeting with BFP Compliance and/or one of the Managing Partners.

January 2015

X. Adviser Review and Enforcement

BFP Compliance and Managing Partners are responsible for enforcing the Code of Ethics. Michael Snyder will review personal securities holdings and transactions of BFP personnel for their adherence to the Code of Ethics. Transactions will be reviewed for any trading improprieties such as front-running or preferential pricing, allocations and commissions for access persons.

Any possible violations of the Code of Ethics are to be thoroughly investigated by BFP Compliance and or Managing Partners. All potential violations of the Code, specifically those deemed to be legitimate after an initial, thorough investigation, will be taken seriously. Depending upon the severity of the infraction, the Managing Partners and BFP Compliance will determine the appropriate punishment. The punishment could be anything from a written warning to probation or termination. BFP Compliance or a Managing Partner will notify the appropriate local authorities, Mass. Securities Division or SEC if the violation necessitates that action.

XI. Recordkeeping

BFP Compliance, or a Managing Partner if Compliance is not privy to the information, is responsible for keeping copies of the following documents for a retention period that satisfies the requirements of the amended rule 204-2(a):

·	All versions of the Code of Ethics.
·	Reports of violations of the code and actions/punishments taken as a result of the violations.
·	Written acknowledgement of the receipt of the code by all supervised persons.
XII.	Form ADV Disclosure

The key components of the Code of Ethics are included in BFP’s Form ADV Part II. This allows existing and prospective clients to better understand BFP’s ethical culture and standards. Upon written or verbal request, clients will be provided with a copy of BFP’s Code of Ethics or Form ADV Part II free of charge. The CCO, or designee, is responsible for ensuring a current summary of the Code of Ethics is included in the Form ADV.

XIII. Gift Policy

Giving, receiving or soliciting gifts may create an appearance of impropriety or raise a potential conflict of interest. Beaumont Financial Partners has adopted the policies set forth below to guide supervised persons in this area.

General Policy

Beaumont Financial Partners’ policy with respect to gifts and entertainment is as follows:

  Neither gifts nor entertainment should ever be solicited, requested or suggested to those at other firms.
  Supervised persons should not accept or give any gifts or favors that might influence the decisions, or that others might reasonably believe would influence those decisions, you or the recipient must make in business transactions involving Beaumont Financial Partners.

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  Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis.
  Entertainment that satisfies these requirements and conforms to generally accepted business practices is permissible;
  Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.
  All gifts, whether given or received, should be reported to Michael Snyder prior to being issued or accepted. If advance notice is not possible, notification should be given promptly after.
  All entertainment should be reported to Michael Snyder and the employee’s manager/supervisor prior to the “event” when possible.

Reporting Requirements

  Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Beaumont Financial Partners, must obtain consent from Michael Snyder or Ted Hurley before accepting such gift.
  Keep in mind that gifts and gratuities have an annual maximum (per individual) of $200 per year (Dual registrants sometimes use a $100 gift threshold for all employees based on FINRA rule),
  This reporting requirement does not apply to reasonable, bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Beaumont Financial Partners.
  Reporting is required if the entertainment could be deemed excessive or uncustomary.
  This gift reporting requirement is for the purpose of helping Beaumont Financial Partners monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult Michael Snyder or Ted Hurley before or giving or receiving a gift that could give the appearance of impropriety or may raise a potential conflict of interest.
  In addition to gift reporting for business purposes employees are also required to report any political contributions they make (regardless of the Office or position of the candidate or politician). A log of all contributions is kept by compliance in accordance with the Pay-to-Play requirements, and to help ensure that there are no conflicts that arise with political business opportunities (of which there are currently none).

XII. Trusteeship

Due to the inherent risks and potential conflicts of interests in being a trustee, BFP implemented a procedure, effective July 1, 2009, and can be summarized as follows:

All BFP Personnel must obtain authorization from BFP Compliance and one of the Managing Partners before he or she is named trustee or successor trustee on a BFP client investment account or insurance contract. A Managing Partner cannot grant his own approval.

BFP authorization is not required for employees or partners if they wish to become a trustee or successor trustee on their own personal/family accounts or insurance contracts (i.e. revocable and Family Trusts). However, these employees and partners still need to make sure they adhere to the custody rules and regulations, as well as fulfilling their fiduciary responsibilities as trustee. Any

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questions regarding these rules and responsibilities should be directed to BFP Compliance or one of the Managing Partners.

XIII. Use of BFP Credit Card

Use of BFP’s credit card is confined to business use on behalf of BFP. Any associate needing to use it must have prior permission. The card must be returned immediately after use with a receipt for the expense(s) involved. Contact BFP Compliance or a Managing Partner for a list of those that can authorize use of the BFP credit card.

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CODE OF ETHICS

GLOSSARY

For the purposes of this Code, the following definitions shall apply:

  “Access person” means any supervised person who: has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any fund RIA or its control affiliates manage; or is involved in making securities recommendations to clients that are non-public.
  “Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.
  “Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Beaumont Financial Partners or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Beaumont Financial Partners or a control affiliate acts as the investment adviser or principal underwriter for the fund.
  “Supervised person” means directors, officers and partners of Beaumont Financial Partners (or other persons occupying a similar status or performing similar functions); employees of Beaumont Financial Partners; and any other person who provides advice on behalf of Beaumont Financial Partners and is subject to Beaumont Financial Partners' supervision and control.

Sources used to help prepare this Code:

SEC Release Nos. IA-2256, IC-26492; File No. S7-04-04

National Regulatory Sources ComplianceEase Product

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